Exhibit 99.1

Press Release                   FOR IMMEDIATE RELEASE
                                Contact:   Frederick A. Marcell Jr., CEO
                                           Christopher E. Bell, CFO
                                Telephone: 215-646-5405




           WILLOW GROVE BANCORP, INC. ANNOUNCES ADOPTION OF PLAN
           OF CONVERSION AND AGREEMENT AND PLAN OF REORGANIZATION

     Maple Glen, Pennsylvania - (September 10, 2001) Willow Grove Bancorp, Inc. (the "Company") (Nasdaq/NMS: WGBC), today announced that the Boards of Directors of Willow Grove Mutual Holding Company (the "Mutual Holding Company"), the Company and Willow Grove Bank (the "Bank") unanimously adopted a Plan of Conversion and Agreement and Plan of Reorganization (the "Plan of Conversion"), pursuant to which the Bank will reorganize from the two-tier mutual holding company structure to the stock holding company structure. Pursuant to the Plan of Conversion, (i) the Mutual Holding Company and the Company will be merged with and into the Bank, with the Bank as survivor, (ii) the Bank will become a wholly owned subsidiary of a to-be-formed Pennsylvania corporation ("New Holding Company"), (iii) the shares of common stock of the Company held by persons other than the Mutual Holding Company (whose shares will be canceled) will be converted into shares of common stock of the New Holding Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons, and (iv) the New Holding Company will offer and sell shares of its common stock to members of the Mutual Holding Company, shareholders of the Bank and others in the manner and subject to the priorities set forth in the Plan of Conversion. The highest priority will be depositors with qualifying deposits as of June 30, 2000.

     "We believe that adoption of this Plan of Conversion is in the best interest of our shareholders and of the members of the Mutual Holding Company," stated Frederick A. Marcell, Jr., President and Chief Executive Officer of the Company. "The stock holding company structure and the stock offering should increase the liquidity in our common stock, provide additional capital to support future growth of the Bank, through continued internal growth as well as acquisitions, and facilitate our continued development as a full service community bank," continued Mr. Marcell.

     The transactions contemplated by the Plan of Conversion are subject to approval of the Company's shareholders, the members of the Mutual Holding Company and regulatory agencies. Proxy and offering materials setting forth detailed information relating to the Plan of Conversion will be sent to the members of the Mutual Holding Company and shareholders of the Company for their consideration in a few months. The Company anticipates that the transactions will be completed in the first quarter of the 2002 calendar year.


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     After the conversion, the Bank's deposits will continue to be insured by the Savings Association Insurance Fund administered by the Federal Deposit Insurance Corporation, and the Bank will maintain its membership in the Federal Home Loan Bank System.

     Depositors will continue to hold accounts in the Bank identical as to dollar amount, rate of return and general terms (other than voting and liquidation rights). Borrowers' loans will be unaffected by the conversion and will remain contractually fixed as they existed prior to the conversion. The normal business of the Bank is accepting deposits and making loans and will continue without interruption in its existing offices.

     The Company has hired Elias, Matz, Tiernan & Herrick L.L.P. as its conversion counsel and Keefe, Bruyette & Woods, Inc. to assist in the sale of the common stock of the New Holding Company. The offering will be made only by means of a prospectus in accordance with the Securities Act of 1933, as amended, and all applicable state securities laws; this press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

     Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered, FDIC-insured savings bank. The Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania. Its banking office network now has twelve offices located throughout Montgomery, Bucks, and Philadelphia counties. Additional banking offices are located in Willow Grove, Dresher, Huntingdon Valley, Hatboro, Warminster (2), Roslyn, Philadelphia (2), North Wales, and Southampton.

     This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended June 30, 2000, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described in the Company's June 30, 2000 Form 10-K include changes in competition, fiscal and monetary policies and legislation and regulatory changes.

     Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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